UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

INSIGHT ENTERPRISES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Insight Enterprises, Inc.

Annual Meeting of Stockholders

May 20, 2020

EXPLANATORY NOTE

On April 8, 2020, Insight Enterprises, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission in connection with the Company’s Annual Meeting of Stockholders to be held on May 20, 2020.  The Company is filing this proxy statement supplement (this “Supplement”) to the Proxy Statement solely to correct a typographical error to the number of shares set forth in Section 4.1 of the Insight Enterprises, Inc. 2020 Omnibus Plan (the “Plan”) attached as Appendix B to the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically corrected by this Supplement, all information in the Proxy Statement remains unchanged.

SUPPLEMENT TO PROXY STATEMENT

Section 4.1 of the Plan set forth in Appendix B to the Proxy Statement is amended and restated as marked below:

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be 150,000 shares, plus any shares that remain or otherwise become available under the terms of the Prior Plan (including as a result of forfeiture, expiration, termination, cancellation or settlement other than by delivery of shares under the Prior Plan) following the date the Plan is approved by the Company’s stockholders.  Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.